EXHIBIT 99.1

NEWS RELEASE	August 31, 2026

FSI announces the appointment of Dr. Kim Reid as director

TABER, ALBERTA, August 31, 2026– FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE-AMERICAN: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. In addition, FSI is increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company wishes to announce the appointment of Dr. Kim Reid as director and audit committee member.

“The Board of Directors wishes to announce the resignation of Director John Bientjes after nearly thirty years of service. We are sad to lose his official advice but, John will remain as a friend and confidant of the Company. Mr. Bientjes also served as Audit Committee Chair; Mr. David Fynn, who has been on the Audit Committee for many years, has accepted the Audit Committee Chair position.

We are also pleased to announce the appointment of Dr. Kim Reid as Director and Audit Committee member, to serve until the next Annual Meeting. Dr. Reid is a process development scientist with a background in bio-manufacturing, molecular biology, health research, and operational leadership. She is currently a Postdoctoral Fellow in the John C. Bell Laboratory at the Ottawa Hospital Research Institute, where she leads a technology transfer team to bring mRNA-LNP cancer-vaccine production from academia into scaled GMP bio-manufacturing. She has experience in upstream and downstream process development, assay development, quality control and assurance, GMP clean-room procedures, bioreactors, filtration, chromatography and fill-and-finish. She holds a PhD in Biology from the University of Ottawa, an MSc in Experimental Pathology and Laboratory Medicine from UBC, an Advanced Biotechnology Diploma from Algonquin College, a BSc in Biology, and a combined BSc in Physics and Physical Oceanography. She has completed specialized training in GMP and mRNA/mRNA-LNP biomanufacturing.

Kim’s research has been published in peer-reviewed journals including Scientific Reports, Journal of Biological Chemistry, and Endocrinology, and her work as a freelance systematic reviewer has involved leading multidisciplinary teams in the examination of clinical and health-economics evidence for international clients. Her current professional engagement includes founding and leading the Expert Talk Series for the Society for RNA Therapeutics. Early in her career, Kim served with the Royal Canadian Air Force as an officer and fighter pilot, flying the CT-114 Tutor, CF-5 Freedom Fighter and CF-18 Hornet with 441 Tactical Fighter Squadron. She was the third woman to fly fighter aircraft in Canada and the first woman to become operationally qualified for both NORAD and NATO combat missions. Her experience will allow her to contribute to scientific and board discussions, particularly where technology, innovation, risk, regulated environments, evidence-based decision-making and organizational leadership intersect.

We are excited to welcome Dr. Reid and feel sure that she will add depth and new skills to the Board.

Once again, we would like to thank John personally for all his years of service and friendship.”

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About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Taber, Alberta, is an environmental technology company. The Company’s NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started producing other crop enhancement products as well. In 2022, the Company entered the food and nutrition markets by obtaining FDA food grade approval for the Peru IL plant. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800.661.3560

Fax: 403.223.2905

Email: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

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